Exhibit 10.26

Summary of Compensatory Arrangements with Executive Officers

Officer	Annual Base Salary	Maximum Potential Bonus (annual)
Robert S. Keane	$400,000	$1,037,500
Wendy Cebula	$250,000	$375,000
Anne S. Drapeau	$250,000	$375,000
Harpreet Grewal	$250,000	$375,000
Janet Holian	$250,000	$375,000